Exhibit 99.1

Penumbra, Inc. Appoints Janet Leeds and Surbhi Sarna to its Board of Directors

ALAMEDA, Calif., January 18, 2019 /PRNewswire/ - Penumbra, Inc. (NYSE: PEN) today announced that two new Board members were appointed to its Board of Directors (the “Board”) on January 17, 2019. Ms. Janet Leeds was appointed to the Board as a Class I director, effective immediately, and Ms. Surbhi Sarna was appointed to the Board as a Class II director, effective July 1, 2019. With the addition of these two directors, the Penumbra Board will be comprised of eight directors, six of whom are independent.

“We are thrilled to welcome Janet and Surbhi to our Board. Both of these individuals will bring added experience, perspective, and capability to our Board of Directors which will be invaluable as we continue to grow and scale our company. Janet brings to the Board a strong healthcare background with experience in organizational development and governance. Surbhi brings new capabilities that will complement the skills of our existing Board and additional perspective to advise on topics that are important to innovation and our future growth. The addition of Janet and Surbhi will greatly benefit the Board and management team at Penumbra, and I look forward to their help and counsel as we continue our mission to positively impact many more patients and families in the future,” said Adam Elsesser, Chairman, Chief Executive Officer and President.

Ms. Leeds has held a number of leadership and consulting roles in academic healthcare settings over more than thirty years. Currently, Ms. Leeds serves as an Administrative Director at the Seattle Cancer Care Alliance (“SCCA”), a cancer center comprising Fred Hutchinson Cancer Research Center, Seattle Children’s Hospital and UW Medicine. From 2005 to 2009, Ms. Leeds served as the Administrator for the Fred Hutchinson/University of Washington Cancer Consortium. From 2000 to 2005, Ms. Leeds served as the Director of Planning at the Fred Hutchinson Cancer Research Center. From 1996 to 2000, Ms. Leeds served in various positions that were instrumental to the formation and development of the SCCA. Prior to that, from 1987 to 1995, Ms. Leeds held management consultant positions of increasing responsibility at ECG Management Consultants, where she primarily consulted with academic medical centers. Ms. Leeds received a BA from Stanford University and an MBA from the University of Washington.

Ms. Sarna is the CEO and founder of nVision Medical, a healthcare company developing pioneering technology to enable early detection of ovarian cancer. Ms. Sarna founded nVision in 2011, with the intention of fulfilling an unmet clinical need. She has led the company from its inception and through its earliest days of product development, funding and initial clinical trials. In April 2018, nVision Medical was acquired by Boston Scientific. Ms. Sarna now leads the efforts to commercialize the technology developed by nVision Medical at Boston Scientific. Prior to her founding of nVision, Ms. Sarna held a variety of roles in healthcare, including roles at BioCardia and Abbott Vascular. Ms. Sarna received a BA from the University of California, Berkeley.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets medical devices and has a broad portfolio of products that addresses challenging medical conditions and significant clinical needs. Penumbra sells its products to hospitals primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. The Penumbra P logo is a trademark of Penumbra, Inc. For more information, visit www.penumbrainc.com.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.